ICAHN ENTERPRISES L.P.

ICAHN ENTERPRISES FINANCE CORP.

16690 Collins Avenue, PH-1

Sunny Isles Beach, Florida 33160

July 21, 2021

VIA ELECTRONIC TRANSMISSION

Kevin Stertzel

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-1004

Re:	Icahn Enterprises L.P. and Icahn Enterprises Finance Corp.
Registration Statement on Form S-3
Filed July 14, 2021
File No. 333-257902

Dear Mr. Stertzel:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Icahn Enterprises L.P. and Icahn Enterprises Finance Corp. hereby request acceleration of the effective date of the above-referenced Registration Statement on Form S-3, File No. 333-257902, so that it may become effective at 4:00 pm Eastern Time on July 23, 2021, or as soon thereafter as practicable.

[Signature page follows]

Very truly yours,

Icahn Enterprises L.P.

By:	Icahn Enterprises G.P. Inc.,
its general partner

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Accounting Officer

Icahn Enterprises Finance Corp.

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	Chief Accounting Officer

Signature Page to Acceleration Request